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                                                                    EXHIBIT 12.1

                                  TIME WARNER
                      RATIO OF EARNINGS TO FIXED CHARGES
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                                                       Pro Forma                                 Historical
                                                ---------------------------  ----------------------------------------------------
                                                                             Three Months
                                                Three Months     Year           Ended               Years Ended December 31,
                                                   Ended        Ended         March 31,    ---------------------------------------
                                                  March 31,   December 31,  -----------
                                                    1995         1994       1995   1994   1994  1993   1992   1992   1991    1990
                                                    ----         ----       ----   ----   ----  ----   ----   ----   ----    ----
                                                                                   (in millions, except ratios )
Earnings:
    Net income (loss) before income taxes
     and extraordinary item.............            $(35)      $ (152)      $(15)  $(19) $   89 $   81 $  323 $  320 $   52 $ (145)
    Interest expense.....................            275          983        210    182     769    698    287    729    912  1,096
    Amortization of capitalized
     interest............................             --            2         --     --       2     --      1     19     23     22
    Portion of rents representative of an
     interest  factor....................             13           52         13     13      52     54     52     85     78     74
    Adjustment for partially owned
     subsidiaries and 50% owned
     companies...........................            158          603        180    159     665    663    590     97     73     57
    Undistributed losses of less than
     50% owned companies.................             17           82         17     25      82     47     56     56     56     17
                                                    ----       ------       ----   ----  ------ ------ ------ ------ ------ ------
      Total earnings.....................           $428       $1,570       $405   $360  $1,659 $1,543 $1,309 $1,306 $1,194 $1,121
                                                    ====       ======       ====   ====  ====== ====== ====== ====== ====== ======
Fixed Charges:
    Interest expense.....................           $275       $  983       $210   $182  $  769 $  698 $  287 $  729 $  912 $1,096
    Capitalized interest.................             --            2         --     --       2     --     --     15     17     19
    Portion of rents representative of
     an interest factor..................             13           52         13     13      52     54     52     85     78     74
    Adjustment for partially owned
     subsidiaries and 50% owned
     companies...........................            158          606        180    159     668    664    571     81     45     33
                                                    ----       ------       ----   ----  ------ ------ ------  ----- ------ ------
      Total combined fixed charges ......           $446       $1,643       $403   $354  $1,491 $1,416 $  910  $ 910 $1,052 $1,222
                                                    ====       ======       ====   ====  ====== ====== ======  ===== ====== ======
Ratio of earnings to fixed charges
 (deficiency in the coverage of fixed
 charges by earnings before fixed
 charges)................................           $(18)      $ (73)       1.0x   1.0x    1.1x   1.1x   1.4x    1.4x  1.1x $ (101)
                                                    ====       ======       ====   ====  ====== ====== ======  ===== ====== ======
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